Exhibit 10.1
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2009 (the “Effective Date”), by and among THE INN OF THE MOUNTAIN GODS RESORT AND CASINO (the “Enterprise”), a tribal enterprise wholly owned by the MESCALERO APACHE TRIBE, a federally recognized Indian Tribe (the “Tribe”), the TRIBE (solely as set forth on the signature pages hereto), CASINO APACHE TRAVEL CENTER, a tribally-chartered subsidiary of the Enterprise (the “Travel Center Entity”). SKI APACHE, a tribally-chartered subsidiary of the Enterprise (“Ski Apache”), WG-IMG, LLC, a Nevada limited liability company (“Consultant”), and William W. Warner (“Warner”) (solely as set forth on the signature pages hereto).
Recitals
     A. The Enterprise, Ski Apache and the Travel Center Entity (collectively, the “Operating Companies”) own and operate the Inn of the Mountain Gods Resort & Casino, a mixed-use hotel, casino and resort complex located at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340 (the “Resort”), the Casino Apache Travel Center located at 25845 US Highway 70, Mescalero, New Mexico 88340 (the “Travel Center”), Ski Apache and other recreational properties. The Resort, the Travel Center, Ski Apache and other recreational ventures are sometimes referred to herein singly as a “Property” and collectively as the “Properties.”
     B. The Operating Companies wish to retain Consultant to perform, and Consultant wishes to perform for the Operating Companies, the consulting services and tasks more particularly described in this Agreement.
     C. The Tribe and the Operating Companies are collectively referred to herein as the “Tribal Parties.” Consultant and Warner are collectively referred to herein as the “Warner Parties”.
Agreement
     In consideration of the foregoing premises and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Term.
     (a) The term of this Agreement shall commence on the Effective Date and expire on the last day of the 36th full calendar month following the Effective Date (the “Expiration Date”), unless earlier terminated as provided in this Agreement (the period from the Effective Date through the Expiration Date or the date this Agreement is earlier terminated pursuant to the terms hereof is referred to herein as the “Term”).
     (b) This Agreement shall terminate immediately (i) upon approval by the National Indian Gaming Commission of a Management Agreement (as defined below) or (ii) upon the liquidation or dissolution, or the adoption of a plan with respect to the liquidation or dissolution, of Consultant.

     (c) Prior to the Expiration Date, this Agreement may be terminated as follows:
(i)	at any time by the mutual written agreement of the parties hereto;

(ii)	by the Enterprise upon 30 days prior written notice that is provided to Consultant on or prior to July 31, 2009, if the Enterprise does not receive, on or before June 30, 2009, a written commitment or commitments with terms and conditions satisfactory to the Enterprise in its sole discretion from one or more lenders to provide financing sufficient for the Enterprise to retire or refinance its outstanding $200.0 million aggregate principal amount of 1.2% Senior Notes due 2010; provided that if this Agreement is terminated solely pursuant to this clause (ii) and within six months of the date of such termination, the Enterprise borrows more than $10.0 million in the aggregate from entities with which the Enterprise entered into negotiations with respect to a financing transaction in excess of $10.0 million within the 45 days prior to June 30, 2009, Consultant shall be entitled to the payments set forth in Section 3(b) hereof;

(iii)	by the Enterprise upon a material breach by either of the Warner Parties of the provisions of Section 6(b) hereof or a material breach by either of the Warner Parties of any of their respective other material obligations under this Agreement, in each case that remains uncured for 30 days following the date that the Tribal Parties have given the Warner Parties written notice thereof;

(iv)	by Consultant upon default by the Operating Companies for 60 days in the payment of any amount due to Consultant pursuant to Section 3(a) hereof;

(v)	by the Enterprise if Warner ceases to directly or indirectly own a majority of the outstanding equity of Consultant entitled to vote for the Board of Directors (or any other body with the power to direct the management and policies of Consultant) or, if no Board of Directors or other such body exists, entitled to vote to direct the management and policies of Consultant;

(vi)	by the Enterprise if Consultant directly or indirectly (A) consolidates or merges with or into any other entity or (B) sells, assigns, leases, transfers, conveys or otherwise disposes, in one or a series of transactions, of all or substantially all of the assets of Consultant to any person or entity, unless (1) with respect to any such consolidation or merger, the Consultant is the surviving entity or (2) the entity surviving such consolidation or merger (if Consultant is not the surviving entity) or the entity to which such sale, assignment, lease, transfer, conveyance or disposition is made (x) is an entity with respect to which Warner directly or indirectly owns a majority of the outstanding equity entitled to vote for its Board of Directors (or any other body with the power to direct its management and policies) or, if no Board of Directors or other such body exists, entitled to vote to direct its management and policies and (y) assumes all of Consultant’s obligations under this Agreement pursuant to documentation reasonably satisfactory to the Enterprise;
(vii)	by the Enterprise if Warner ceases for any reason, including without limitation death or disability, for a period of more than 30 consecutive days to provide sufficient attention and efforts to Consultant’s operations to ensure that Consultant is complying with Section 2(a) hereof;

(viii)	by the Enterprise if Warner is convicted of, or pleads nolo contendere (or a similar plea), to any felony, any crime of moral turpitude or any crime involving any of the Tribal Parties;

(ix)	by the Enterprise at any time following the 450th day after the Effective Date, for any reason or for no reason, upon ten days prior written notice to Consultant; provided that upon termination solely pursuant to this clause (ix), Consultant shall be entitled to the payments set forth in Section 3(b) hereof; and

(x)	by the Enterprise if, during the Term, gaming operations (or material aspects thereof) at both the Resort and the Travel Center are determined by the federal or New Mexico government or any court of competent jurisdiction to be unlawful;
provided that any such termination pursuant to this Section 1(c) shall terminate this Agreement with respect to all of the parties hereto and shall be effective immediately, subject in each case, to any requirement in this Section 1(c) that prior written notice have been provided; provided, further, notwithstanding any termination of this Agreement pursuant to this Section 1(c), amounts payable to Consultant under this Agreement shall accrue through and including the last day of the Term and the obligation to pay such amounts shall survive any such termination.
     (d) This Agreement is intended to terminate not later than the Expiration Date and is not intended to establish an ongoing relationship between or among the parties hereto.
2. Tasks.
     (a) During the Term and subject to the terms and conditions set forth in this Agreement, Consultant shall perform the tasks described in Exhibit A attached hereto (“Tasks”), as such Exhibit A may be amended or supplemented by written mutual agreement of the Operating Companies and Consultant from time to time. Consultant shall undertake the Tasks in the order set forth in Exhibit A and shall substantially complete a Task before beginning another Task. Within 15 days after completion of a Task, Consultant shall provide to the Operating Companies a written report (each a “Report”) describing in reasonable detail the work performed with respect to the Task and Consultant’s advice with respect thereto. The Operating Companies shall have complete and absolute discretion with respect to the implementation of

Consultant’s advice. Within five business days preceding each 60-day anniversary of the delivery of a Report that occurs during the Term, Consultant shall update such Report, taking into account the Operating Companies’ implementation of the advice set forth in such Report and any other matters as Consultant deems relevant.
     (b) Consultant is engaged hereunder solely in a consulting and advisory capacity. Nothing contained in this Agreement permits or authorizes, nor shall anything be construed to permit or to authorize, Consultant to: (i) operate or manage any gaining conducted at the Properties or to establish the costs of operating or administering the same; (ii) hire, terminate or determine wages, salaries or benefits for any employee of any of the Operating Companies or any other person employed to work at or about the Properties; (iii) establish policies and procedures for the operation or management of the Properties; (iv) instruct, direct or supervise the Operating Companies’ employees or any other person employed to work at or about the Properties regarding the operation or management of the Properties; (v) bind any of the Tribal Parties or to act as an agent of any of the Tribal Parties with regard to the operation and management of the Properties; (vi) plan, organize, direct, coordinate or control any part of any gaming operation within the meaning of the Indian Gaming Regulatory Act, the regulations promulgated thereunder, or case law construing the provisions thereof (“IGRA”); (vii) undertake any other activity which constitutes “management” of gaming operations; or (viii) take any other action that could reasonably be construed as managing or operating the Properties or that would otherwise violate the purpose and intern of this Agreement.
3. Consulting Fee and Reimbursement Of Expenses.
     (a) The Operating Companies, jointly and severally, agree to pay Consultant a consulting fee of $60,000 per month (the “Consulting Fee”) during the Term, which shall be pro-rated for any partial calendar month during the Term. Notwithstanding the foregoing, the Consulting Fee shall (i) increase to $100,000 per month effective as of the 120th day after the Effective Date, unless, as of such time, the Tribal Parties and Consultant have entered into a written agreement pursuant to which Consultant would manage or provide management services with respect to the operations of the Properties (any such agreement, a “Management Agreement”) and the Management Agreement has been duly submitted for approval to the National Indian Gaming Commission (the “NIGC”) and any other governmental or regulatory agency that the parties mutually and reasonably agree is required to approve the Management Agreement in order for the Management Agreement to take effect and (ii) increase to $150,000 per month effective as of the 450th day after the Effective Date, unless, as of such time, the Management Agreement has received all required approvals from the NIGC and any other governmental or regulatory agency that the parties mutually and reasonably agree is required to approve the Management Agreement in order for the Management Agreement to take effect. The Tribal Parties and Consultant agree to use good faith efforts to cause the Management Agreement to be submitted for approval to the NIGC as promptly as practicable after the Effective Date. The Consulting Fee payable with respect to each calendar month during the Term shall be payable to Consultant (without requirement of invoice therefor) on the final business day of such month, in accordance with payment instructions as Consultant may provide in writing from time to time. If the amount of the Consulting Fee payable hereunder has, pursuant to the terms and provisions of this Agreement, changed during a calendar month, then the Consulting Fee amounts payable for such month shall be pro-rated based on the number of days in the applicable calendar month.

     (b) The Operating Companies, jointly and severally, agree that if this Agreement is terminated (i) solely pursuant to Section 1(c)(ii) hereof and within six months of the date of such termination, the Enterprise borrows more than $10.0 million in the aggregate from entities with which the Enterprise entered into negotiations with respect to a financing transaction in excess of $10.0 million within the 45 days prior to June 30, 2009, or (ii) solely pursuant to Section 1(c)(ix) hereof, then the Operating Companies shall pay to Consultant a termination fee as follows:
(A)	an amount equal to (A) the product of (1) the number of days from and including the Effective Date through and including the last day of the Term, multiplied by (2) $5,000, less (B) the aggregate Consulting Fees payable under Section 3(a) hereunder through and including the last day of the Term; provided that such amount shall be payable in equal installments on each of the first six 30-day anniversaries of the last day of the Term; and

(B)	on each of the first three 30-day anniversaries of the last day of the Term, $150,000.
     (c) Consultant shall be responsible for Consultant’s own business expenses in connection with Consultant’s efforts to fulfill Consultant’s services under this Agreement. However, the Operating Companies, jointly and severally, agree that upon the presentation of appropriate invoices the Operating Companies shall reimburse Consultant for (i) reasonable out-of-pocket “coach” class airfare and other travel expenses necessary for Consultant to perform its consulting duties, including without limitation, lodging, meals and rental cars, (ii) other expenses as agreed by Consultant and the Enterprise from time to time and (c) any fees, charges, or other expenses incurred by Consultant in connection with obtaining any governmental or regulatory permit or license from the Tribe in connection with the Consultant’s fulfillment of its duties hereunder. To the extent any subcontractors or third-party consultants are retained by the Operating Companies in connection with performing the Tasks, the Operating Companies shall be responsible for all payments to such parties. Reimbursement for out-of-pocket expenses shall be for the amount of the actual cost of the expense, without premium or mark-up.
     (d) Consultant shall submit an invoice to the Enterprise on a monthly basis setting forth the reimbursable expenses incurred by Consultant in connection with Consultant’s performance of the Tasks pursuant to this Agreement. With respect to such reimbursable expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. The Operating Companies shall pay the invoices submitted by Consultant within 20 days of receipt by the Enterprise.
     (e) Other than the payment of Consulting Fees and the reimbursement of expenses pursuant to this Section, the Operating Companies shall not be liable for the payment or reimbursement of any other fees, charges, or expenses in connection with the Tasks performed by Consultant under this Agreement.

     (f) All amounts payable hereunder that are not paid when due shall accrue interest at a rate of 1% per month from the date such payment was due until the date such payment is paid in full.
     (g) Nothing in this Agreement is intended to provide Consultant, directly or indirectly, with any compensation based upon (i) the revenue or net revenue of the Operating Companies or the Properties or all or any part of a gaming operation, (ii) any percentage fee or (iii) any criteria for the performance of any Property.
     (h) Consultant shall not be required to make any payments to the Tribal Parties pursuant to this Agreement under any circumstances, including, without limitation, any minimum guaranteed payment or any payment related to any liabilities, costs or expenses incurred by the Tribal Parties.
4. Sole Proprietary Interest.
     (a) The Tribal Parties and the Consultant acknowledge and agree that the Tribal Parties have, and shall continue to have, the sole proprietary interest in, and ultimate responsibility for, the Enterprise, the Properties and the gaming operations conducted by the Tribal Parties.
     (b) Nothing in this Agreement is intended to grant Consultant any proprietary interest in, or responsibility for (i) the Operating Companies, (ii) the Properties, (iii) the gaming operations conducted by the Tribal Parties or (iv) any real property held in trust by the United States or restricted as to alienation by the laws of the United States.
5. Confidentiality.
     (a) During the course of the Consultant’s performance of the Tasks, the Tribal Parties may disclose Tribal Confidential Information to the Consultant and the Consultant may disclose Consultant Confidential Information to the Operating Companies. “Tribal Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated to Consultant with respect to the Tribal Parties’ businesses or operations, other than any such information, advice or know-how that (i) is or becomes publicly known or available other than as a result of acts by Consultant in violation of this Agreement, (ii) is known to or in the possession of Consultant prior to disclosure by the Tribal Parties, (iii) is or becomes available to Consultant from third persons that to Consultant’s knowledge are not bound by a confidentiality agreement with any of the Tribal Parties prohibiting such disclosure or (iv) is independently created or developed by Consultant without the aid, application or use of the Tribal Confidential Information disclosed. “Consultant Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated to any of the Tribal Parties with respect to any player tracking or other business management tool, other than any such information, advice or know-how that (i) is or becomes publicly known or available other than as a result of acts by the Tribal Parties in violation of this Agreement, (ii) is known to or in the possession of the Tribal Parties prior to disclosure by Consultant, (iii) is or becomes available to the Tribal Parties from third persons that to the Tribal

Parties’ knowledge are not bound by a confidentiality agreement with Consultant prohibiting such disclosure or (iv) is independently created or developed by the Tribal Parties without the aid, application or use of the Consultant Confidential Information disclosed.
     (b) Subject to Section 5(d) hereof, each of the Warner Parties agree that it and its affiliates will keep Tribal Confidential Information in strict confidence and not disclose Tribal Confidential Information to third parties (except as expressly provided below) and that neither Consultant nor Warner will use Tribal Confidential Information other than for the purpose of Consultant performing its obligations under this Agreement. Each of the Warner Parties additionally agree that Tribal Confidential information will be disclosed only to those of Consultant’s employees, managers or attorneys (collectively, “Representatives”) who need the Tribal Confidential Information to assist Consultant in performing its obligations under this Agreement, are advised of the confidentiality provisions of this Agreement and agree to abide by such provisions. Consultant will be responsible for any violation of the confidentiality provisions of this Agreement by its Representatives whom Consultant has provided or disclosed Tribal Confidential Information. Consultant may also disclose Tribal Confidential Information to any party retained by any of the Operating Companies in connection with performing the Tasks and will not be responsible for any disclosure of the Tribal Confidential Information by any such party.
     (c) Subject to Section 5(d) hereof, each of the Tribal Parties agrees that it will keep Consultant Confidential Information in strict confidence and will not sell or otherwise distribute Consultant Confidential Information to third parties. Each of the Tribal Parties will be responsible for any violation of the terms of this Agreement by its employees whom Consultant has provided or disclosed Consultant Confidential Information. Without limitation of the foregoing, each of the Tribal Parties agrees that it will not disclose or share the Consultant’s Confidential Information with any third-party consultants or advisors for the purposes of allowing such third parties to compete with the Consultant or replicate tasks or services to be provided by the Consultant hereunder for any party other than the Operating Companies and their affiliates.
     (d) Notwithstanding anything in this Section 5 to the contrary, and subject to all terms and provisions of this Section 5(d), the Warner Parties may disclose Tribal Confidential Information and the Tribal Parties may disclose Consultant Confidential Information, in each case if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a governmental authority or tribunal with competent jurisdiction. If a Tribal Party, on the one hand, or a Warner Party, on the other hand, is so requested or required to disclose any Tribal Confidential Information or Consultant Confidential Information, as applicable, such party shall promptly notify the other parties of such request or requirement prior to disclosure so that such other parties, may, if they so elect, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.
     (e) No disclosure of Tribal Confidential Information to the Consultant will in any way he deemed a license or other grant of proprietary interest in Tribal Confidential Information (except as set forth in any written agreement or written grant by the applicable Tribal Party). No disclosure of Consultant Confidential Information to any of the Tribal Parties will in any way be deemed a license or other grant of proprietary interest in Consultant Confidential Information (except as set forth in any written agreement or written grant by the Consultant).

6. Nonrecruitment and Noncompete Covenants.
     (a) Nonrecruitment of Employees. The Tribal Parties, on the one hand, and the Warner Parties, on the other hand, hereby agree that, during the Term and for a period of one year after termination of this Agreement, they and their respective affiliates shall not directly or indirectly employ, cause to be employed, solicit or recruit for engagement or employment, or encourage to leave employment with the other, any employee of the other or any of their affiliates; provided that the foregoing shall not be deemed to prohibit general advertisement or solicitations that are not directed to such employees.
     (b) Noncompetition. The Warner Parties hereby agree that, during the Term and for a period of one year following the termination of this Agreement, neither of the Warner Parties nor any of their respective affiliates shall conduct any Business Activity (as defined below) within the Restricted Area (as defined below). “Business Activity” shall mean (i) the provision of any consulting service to any gaming or hospitality enterprise, business or venture, including but not limited to any hotel, casino, racetrack, off-track betting parlor or similar enterprise; (ii) the ownership, operation or management of a hotel, casino, racetrack, off-track betting parlor or other gaming or hospitality enterprise, business or venture; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, operation or management of a hotel, casino, racetrack, off-track betting parlor or other gaming or hospitality enterprise, business or venture; or (iv) the acquisition of an ownership interest in any entity that operates a hotel, casino, racetrack, off-track betting parlor or gaming or hospitality enterprise, business or venture, or which provides consulting services to the same. “Restricted Area” shall mean: Otero County, New Mexico, and each county in New Mexico and Texas that is contiguous to Otero County, New Mexico.
     (c) Enforceability of Covenants. Each of the Trivial Parties, on the on hand, and the Warner Parties, on the other hand, acknowledges and agrees that the obligations set forth in Sections 6(a) and 6(b) hereof are a direct inducement for the other to enter into this Agreement. Further, each of the Warner Parties acknowledges that the Operating Companies have a current and future expectation of business within the Restricted Area. Each party hereto acknowledges that the term, geographic area, and scope of the covenants set forth in this Section 6 are reasonable, and agrees that it will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of such covenants. Specifically, the Warner Parties further acknowledge that complying with the provisions contained in Section 6(b) of this Agreement will not prevent either of them or their affiliates or their affiliates’ employees, officers, directors or agents from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Each party hereto agrees that the obligations undertaken by such party under Sections 6(a) and (b) hereof are separate and distinct under this Agreement, and the failure or alleged failure of any the other party hereto to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability thereof. Each party hereto agrees that if any portion of Sections 6(a) or 6(b) hereof is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall lie authorized to substitute for the overbroad term an enforceable term that will enable the enforcement thereof to the maximum extent possible under applicable law. Each party hereto acknowledges and agrees that any breach or threatened breach by such party of its obligations under Sections 6(a) or 6(b) hereof will result in irreparable damage and injury to the other parties hereto and its affiliates and that the non-breaching parties will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach thereof, in any federal or state court of competent jurisdiction in New Mexico without the necessity of posting any bond or security (all of which are waived by the parties hereto), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
7. Indemnification; Limitation of Liability.
     (a) The Operating Companies hereby agree to indemnify and hold Consultant, its members, principals, officers and employees, and the affiliates of all of them (the “Indemnitee Parties”), harmless from and against any and all claims, liabilities, damages, losses, costs or expenses (including costs and expenses incurred in defending against the foregoing, “Losses”) incurred by or sustained by any such Indemnitee Party arising out of or as a result of the Consultant’s entering into this Agreement and performing the Tasks, except to the extent of Losses caused by the negligence or intentional misconduct of the Consultant.
     (b) NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES.
8. No Assignment or Subcontracting; Successors. None of the parties hereto may assign or subcontract its rights, responsibilities or duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
9. Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the applicable parties or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon receipt by the party to which notice is given.
If to a Tribal Party:
Inn of the Mountain Gods Resort and Casino
286 Carrizo Canyon Road
P.O. Box 269
Mescalero, NM 88340-0269
Attention: Chief Operating Officer
-with a copy to-
Mescalero Apache Tribe
P.O. Box 227

Mescalero, NM 88340-0227
Attention: Tribal President
-with an additional copy to-
John D. Wheeler
John D. Wheeler & Associates, P.C.
P.O. Box 1810
Alamogordo, NM 88311-1810
If to a Warner Party:
WG-IMG, LLC
c/o Warner Gaming, LLC
2300 West Sahara Avenue
Suite 560
Box 5
Las Vegas, NV 89102
Attention: William W. Warner
10. Amendments. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the parties hereto.
11. Integration. This Agreement, together with all attachments and exhibits hereto (which are incorporated into and made a part of this Agreement for all purposes), comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, oral and written, with respect to such subject matter.
12. Not Joint Ventures. The Operating Companies and Consultant agree and acknowledge that the relationship of Consultant to the Operating Companies is one of an independent contractor. Consultant is not, and shall not by reason of any provision of this Agreement be deemed to be, a joint venturer with, or servant, employee, partner or agent of, any of the Tribal Parties. Consultant shall have no authority to make commitments of any form or enter into agreements on behalf of any Tribal Party, and any agreements to be entered into relating to the Tasks to be performed by Consultant shall be entered into in the name of and on behalf of the Tribal Party, as appropriate. Nothing in this Agreement obligates or is intended to obligate Consultant to enter into any other agreement, guarantee or other instrument with the Tribal Parties or their affiliates.
13. Invalid Provisions to Affect No Others. If any provision or the fulfillment of any provision of this Agreement, or of any transaction related to this Agreement, shall involve transcending the limit prescribed by applicable law in order to be valid or to not constitute a “management contract” within the meaning of IGRA, then the provision or obligation to be fulfilled shall be reduced to the limit prescribed by applicable law in order to be valid and not constitute such a “management contract” and any provision which cannot be so retained shall be deemed invalid as though not contained in this Agreement, and the remainder of this Agreement shall remain operative in full force and effect; provided, however, that if any material provision or the fulfillment of any material provision of this Agreement, or of any material transaction related to this Agreement, is reduced or any material provision of this Agreement cannot be retained, the parties hereto shall negotiate in good faith to reduce the Consulting Fee to reflect the Consultant’s obligations under this Agreement as so reduced or deemed modified.
14. Governing Law and Construction. This Agreement shall be governed by, and be construed in accordance with, the internal laws of the State of New Mexico (except its choice of law rules) and not by the laws of the Tribe. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under such applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The provisions of this Section are irrevocable and may not be rescinded, revoked or amended without the prior written consent of the parties hereto.
15. Survival. The provisions of Sections 3, 5, 6, 7, 14, 16 and 17 hereof shall survive the expiration or termination of this Agreement.
16. Limited Waiver of Sovereign Immunity.
     (a) The Tribe, for itself and on behalf of the Operating Companies, hereby waives its sovereign immunity from unconsented suit or other legal proceedings, whether such suit or proceedings be brought in law or in equity, or proceedings in arbitration solely to permit the commencement and maintenance of any action by Consultant to interpret or enforce the terms of this Agreement and to enforce and execute any order, judgment or ruling resulting therefrom against all revenues and assets of the Operating Companies (other than real property held in trust by the United States and other property restricted as to alienation by the laws of the United States).
     (b) With respect to any suit or other proceeding as to which sovereign immunity is waived under the preceding subsection (a), each of the Tribal Parties expressly and unequivocally consents and submits to the jurisdiction of the United States District Court for the District of New Mexico, the Twelfth Judicial District Court in and for Otero County, New Mexico, and all courts to which appeals therefrom are available, and enforcement of any judgment of such court or, in the event that such courts decline jurisdiction, for arbitration proceedings brought before the American Arbitration Association under the Commercial Arbitration Rules of the American Arbitration Association, to:
     (i) order performance or compliance with any of the provisions of this Agreement, order the Operating Companies to perform or comply with any of the provisions of this Agreement, order amounts payable under this Agreement to be paid in accordance with the terms hereof or thereof, whether such order or award is the product of litigation, or arbitration, provided that any damage award (in addition to such amounts payable) is limited to actual damages and shall not include punitive, consequential, incidental, special or indirect damages;

     (ii) determine whether any consent or approval of the Operating Companies has been improperly granted; and
     (iii) enforce any judgment prohibiting the Operating Companies from taking any action, or mandating or obligating the Operating Companies to take any action.
     Each of the Tribal Parties expressly waives any right it may otherwise have to require any foregoing matter to be considered or heard first in any tribal court of the Tribe or tribal administrative tribunal, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention.
     (c) The Operating Companies represent that the transaction represented by this Agreement has not occurred on Indian lands or on lands that could be defined as “Indian Country” pursuant to federal statutes or case law, but rather outside the territorial boundaries of the Tribe. The Operating Companies understand that this representation is offered as an inducement to Consultant to perform the Tasks, which representation is and will be material to the decision of Consultant to perform the Tasks and without which Consultant would not perform the Tasks. Substantially all of the negotiations regarding this Agreement, and the execution and delivery of this Agreement have not occurred on Indian lands or lands which could be defined as “Indian Country” pursuant to federal statutes or case law, but have occurred outside the territorial boundaries of the Tribe. The representation of this transaction as occurring substantially off-reservation, and the representations that substantially all of the negotiations occurred off-reservation, together with the off-reservation execution and delivery of this Agreement are offered as an inducement by the Operating Companies to Consultant from time to time, which representations are acknowledged by the Operating Companies to be material to the decision by Consultant to perform the Tasks.
     Each of the Tribal Parties agrees not to revoke, in whole or in part, the limited waiver of sovereign immunity hereunder or in any way to attempt to revoke, in whole or in part, such limited waiver of sovereign immunity. In the event of any such revocation or attempted revocation, the parties hereto expressly recognize and agree that there remains no adequate remedy at law available to Consultant. Consultant will be irreparably injured upon any revocation or attempted revocation of the limited waiver of sovereign immunity hereunder and each of the Tribal Parties consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of this Agreement. In the event of any attempted revocation or revocation of the limited waiver of sovereign immunity granted in this Agreement, Consultant may immediately seek judicial injunctive relief as provided without first complying with any of the prerequisites contained in this Agreement to the limited waiver of sovereign immunity granted there. Any action seeking injunctive relief shall be brought in a federal or state court of competent jurisdiction, and each of the Tribal Entities expressly consents to the jurisdiction of, and agrees to be bound by any order or judgment of such court, and any federal or state court with appellate jurisdiction thereover.
     (d) If, and only if, a dispute arises between Consultant, on the one hand, and the Operating Companies on the other hand, over a matter for which the Tribe has provided a limited waiver of sovereign immunity (the “Dispute”), and neither a federal or state court of competent jurisdiction can or is willing to hear the Dispute, then any party hereto may request binding arbitration of the Dispute. To initiate binding arbitration of a Dispute, a party shall notify the other parties in writing. The Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and subject to New Mexico law concerning arbitration, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction pursuant to New Mexico law concerning arbitration.
(i)	Any party hereto, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

(ii)	In the event of arbitration, the prevailing party(ies) shall be entitled to all of its costs, including reasonable attorneys’ fees, from the nonprevailing party(ies).

(iii)	The arbitration shall take place at a location in New Mexico agreed upon by the parties hereto. The arbitrator shall render an award within 45 days from the conclusion of the arbitration.
17. Non-Impairment. None of the Tribal Parties nor any of their affiliates will: (a) adopt, enact, promulgate or otherwise place into effect any law or legal requirement that impairs or interferes, or could impair or interfere, in any manner, with any right, remedy or obligation of Consultant under this Agreement or (b) demand, impose or receive any tax, charge, assessment, fee or other imposition or impose any regulatory or licensing requirement against Consultant or its successors based solely upon the rights, benefits, duties and obligations of such parties under this Agreement. The Tribal Parties represent and warrant that (a) their acceptance of this Agreement complies with all Tribal laws, rules, regulations and ordinances and (b) Consultant’s obligations are solely as set forth in this Agreement and Tribal law does not place any other obligations on Consultant.
18. Force Majeure. Consultant shall not be in default in the performance of its obligations under this Agreement if such failure of performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, or accidents causing damage to or destruction of the facilities of the Operating Companies, or any other causes, contingencies, or circumstances not subject to Consultant’s reasonable control which prevent or hinder performance of this Agreement.
19. Representations and Warranties and Covenants.
     (a) Each of the Tribal Parties represents and warrants to Consultant and Consultant represents and warrants to each of the Operating Companies as follows:
     (i) such entity has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby;

     (ii) the person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such entity;
     (iii) this Agreement has been duly executed and delivered by such entity and constitutes a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms; and
     (iv) the execution and delivery of this Agreement, the performance by such entity of its obligations hereunder, and the consummation by such entity of the transactions contemplated hereby will not violate any contract or agreement to which such entity or any of its affiliates is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, tribal or local court or require any regulatory approval beyond those contemplated herein.
     (b) Warner represents and warrants that the execution and delivery of this Agreement and the performance of his obligations hereunder will not violate any contract or agreement to which he is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, tribal or local court.
     (c) Consultant represents and warrants that no officer, director or individual owner of 5% or more of the equity interests of Consultant or any affiliate of Consultant has been arrested, indicted for convicted of, or pleaded nolo contendere (or any similar plea) to any felony or any gaming offense or had any association with individuals or entities known to be connected to organized crime.
     (d) Consultant covenants as follows:
     (i) Consultant agrees that all of its directors and officers and any individual owners of 5% or more of the equity interests of Consultant (whether or not involved in Consultant’s business), shall: (A) consent to background investigations to be conducted by the Tribe, the State of New Mexico, the Federal Bureau of Investigation or any law enforcement authority to the extent required by the Indian Gaming Regulatory Act or any tribal-state gaming compact between the Tribe and the State of New Mexico; (B) consent to a background, criminal and credit investigation to be conducted by or for the National Indian Gaming Commission, if required; (C) consent to a financial and credit investigation to be conducted by a credit-reporting or investigation agency at the request of the Tribe; (D) cooperate fully with such investigations; and (E) disclose any information requested by the Tribe which would facilitate the background and financial investigation.
     (ii) Any materially false or materially deceptive disclosures or failure to cooperate fully with such investigations by an employee of Consultant shall result in the immediate dismissal of such employee. The results of any such investigation may he disclosed by the Tribe to federal officials and to such other regulatory authorities as required by law.
     (iii) Consultant will not employ any member of the Tribe, retain any member of the Tribe or any of their respective affiliates with respect to any of the Tasks, will not give any gifts or other items of value or worth to any member of the Tribe, and will not give, sell, or trade any equity or ownership interest in Consultant to any member of the Tribe.
[signatures on following page]

     IN WITNESS WHEREOF, each of the parties hereto have executed and delivered his Agreement, by its authorized officers, effective as of the day and year first set forth above.

Warner Parties:			Tribal Parties:

WG-IMG, LLC			INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:	WARNER GAMING, LLC, its sole member

			By:	/s/ Carleton Naiche-Palmer
			Name:	Carleton Naiche-Palmer
	By:	/s/ William W. Warner	Title:	Chief Executive Officer and
	Name:	William W. Warner		Management Board Chairperson
	Title:	Manager

CASINO APACHE TRAVEL CENTER

/s/ William W. Warner			By:	/s/ Carleton Naiche-Palmer

WILLIAM W. WARNER, individually,			Name:	Carleton Naiche-Palmer
solely with respect to Sections 1, 5, 6, 7(b), 8, 10, 13, 14, 15, and 19(b) hereof			Title:	Chief Executive Officer

SKI APACHE

			By:	/s/ Carleton Naiche-Palmer
			Name:	Carleton Naiche-Palmer
			Title:	Chief Executive Officer

MESCALERO APACHE TRIBE, solely with respect to Sections 1, 4, 5, 6, 7(b), 8, 10, 13, 14, 15, 16, 17 and 19(a) hereof

			By:	/s/ Carleton Naiche-Palmer
			Name:	Carleton Naiche-Palmer
			Title:	President

Exhibit A
Tasks
1)	Evaluate and make recommendations with respect to the Properties’ gaming operations and related marketing, including without limitation:
•	evaluate the number, type, placement and mix of gaming machines and table games;

•	review of slot club program and other gaming-related promotions and advertisements;

•	review of poker operations; and

•	make recommendations with respect to offering other types of gaming.
2)	Evaluate and make recommendations with respect to the Properties’ non-gaming marketing programs, including without limitation:
•	review of promotions, advertisements and entertainment offered; and

•	review of public relations and media outlets.
3)	Evaluate and make recommendations with respect to the Properties’ hotel and other operations, including without limitation:
•	review of hotel room pricing and reservation systems; and

•	review group sales and service.
4)	Evaluate and make recommendations with respect to the Properties’ food and beverage operations, including without limitation:
•	review of current food and beverage operations; and

•	assess demand for additional food and beverage outlets.
5)	Evaluate and make recommendations with respect to the Properties’ human resources, including without limitation:
•	review compensation and benefits and employee training.
6)	Evaluate and make recommendations with respect to the Enterprise’s and the Properties’ finance and accounting, including without limitation:
•	review financial reporting, cash management, accounting, audit functions and information systems.